Exhibit 4.1

PENN WEST PETROLEUM LTD.

AMENDED AND RESTATED

DIVIDEND REINVESTMENT AND

OPTIONAL COMMON SHARE PURCHASE PLAN

(Amended and Restated on January 1, 2011)

PURPOSE

The Dividend Reinvestment and Optional Common Share Purchase Plan dated December 8, 2005, as amended and restated on July 30, 2007 and as further amended and restated on January 1, 2011 (the “Plan”) provides eligible holders (“Shareholders”) of common shares (“Shares”) of Penn West Petroleum Ltd. (“Penn West”, the “Corporation”, “we” or “our”) the advantage of acquiring additional Shares at potentially lower prices by reinvesting their dividends without paying any commissions, service charges or brokerage fees. At the discretion of the Corporation, Shares will be acquired with dividends either at prevailing market rates or issued from treasury at 95% of the Average Market Price. Generally, Penn West expects to issue Shares from treasury at a discount to satisfy the dividend reinvestment component of the Plan.

Eligible Shareholders may also make optional cash payments of a minimum of $500 up to a maximum of $15,000 per quarter to purchase additional Shares. Shares purchased with optional cash payments will be acquired at prevailing market rates or issued from treasury at the Average Market Price (without a discount).

The Corporation will determine prior to each dividend payment date the amount of equity, if any, that will be made available from treasury under the Plan on that date. No assurances can be made that Shares will be made available from treasury on a regular basis, or at all.

Shareholders who are residents of Canada are eligible to participate in the dividend reinvestment component of the Plan and to purchase new Shares with optional cash payments. Shareholders that are resident in the United States are eligible to participate in the dividend reinvestment component of the Plan. United States residents are not eligible to make optional cash payments to purchase additional Shares pursuant to the Plan. With the exception of the foregoing, unless otherwise announced by Penn West, Shareholders who are not residents of Canada are not entitled to participate, directly or indirectly, in the Plan.

DEFINITIONS

“Agent” means CIBC Mellon Trust Company, or such other company as is appointed by Penn West from time to time to act as Agent under the Plan.

“Average Market Price” means the arithmetic average (calculated to four decimal places) of the daily volume weighted average trading prices of the Shares on the Toronto Stock Exchange for the ten (10) trading days immediately preceding a dividend payment date on which at least a board lot of Shares is traded, appropriately adjusted for certain capital changes (including Share subdivisions, Share consolidations, certain rights offerings and certain dividends).

“CDS & Co.” means CDS Clearing and Depository Services Inc., which acts as a nominee for many Canadian brokerage firms.

“DTC” means The Depository Trust Company, which acts as a nominee for many United States investment dealers and brokerage firms.

“Nominees” refers to brokers, investment dealers, financial institutions or other nominees who hold Shares registered in their own names on behalf of eligible beneficial owners of Shares.

“Participants” means registered holders or beneficial owners of at least one Share who, on the applicable record date for a cash dividend, are eligible to participate in the Plan and elect to do so by, in the case of registered holders, completing and delivering the appropriate authorization form to the Agent or, in the case of beneficial owners having their Nominee register through CDS & Co. or DTC, as applicable, as more particularly described in the Plan.

ADVANTAGES

The Plan provides eligible Shareholders with the advantage of acquiring additional Shares at potentially lower prices by reinvesting their dividends without paying any commissions, service charges or brokerage fees. An eligible Shareholder may, by enrolling in the Plan, direct that cash dividends on all Shares registered in the name of such Shareholder, together with cash dividends on Shares held for the account of such Shareholder under the Plan, be applied to the purchase of additional Shares. Shares acquired with cash dividends will, at the discretion of the Corporation, either be acquired at prevailing market rates or issued from treasury at 95% of the Average Market Price. Dividends paid on additional Shares purchased with reinvested dividends that are held under the Plan will automatically be reinvested in additional Shares in accordance with the Plan and the current election of the Participant.

A Canadian resident Participant in the dividend reinvestment component of the Plan may also purchase additional Shares under the Plan with optional cash payments, subject to a maximum of $15,000 per quarter and a minimum of $500 per remittance. Optional cash payments may be submitted quarterly by Canadian resident Participants. Optional cash payments will, in the discretion of the Corporation, be used to purchase additional Shares through the facilities of the Toronto Stock Exchange at prevailing market rates or be issued from treasury at the Average Market Price (without a discount), following each dividend payment date.

Full investment of funds is possible because the Plan permits fractions of Shares (to four decimal places) as well as whole Shares to be credited to Participants’ accounts.

The Corporation will determine prior to each dividend payment date the amount of equity, if any, that will be made available for issuance from treasury under the dividend reinvestment and optional cash payment components of the Plan on that date and the Corporation will also determine if additional Shares will be purchased on the market. While it is Penn West’s general expectation to issue Shares from treasury at a discount to satisfy the dividend reinvestment component of the Plan, no assurances can be made that Shares will be made available for issuance from treasury on a regular basis, or at all. No assurances can be made that if the determination is made to purchase additional Shares on the market that a sufficient number of additional Shares will be available for purchase on the market. In such an event, dividends will be paid out in cash.

ADMINISTRATION

CIBC Mellon Trust Company has been appointed as Agent under the Plan. If CIBC Mellon Trust Company ceases to act as Agent for any reason, another qualified trust company will be designated by Penn West to act as Agent and Participants will be promptly notified of the change.

The Agent acts for and on behalf of the Participants. On each dividend payment date, Penn West will pay to the Agent all cash dividends made on the Shares registered in the name of, or held under the Plan for the account of, Participants who have enrolled in the Plan. Subject to proration described below under the heading “Proration In Certain Events”, the Agent will use such funds together with all optional cash payments received from such Participants that are eligible to be invested on that dividend payment date, to purchase additional Shares in accordance with the Plan. Additional Shares purchased under the Plan will be registered in the name of the Agent, or its nominee, as agent for the Participants, and will be credited to the Participant’s account.

Under the Plan, the Agent will purchase, on each dividend payment date, for each Participant’s account that number of Shares, including fractions computed to four decimal places, equal to the amount of the dividend for each Participant invested under the Plan for such Participant’s account divided by 95% of the Average Market Price of a Share if issued from treasury or, in the discretion of the Corporation, the Agent will purchase Shares at prevailing market prices through the facilities of the Toronto Stock Exchange following the dividend payment date. The Agent will purchase Shares with optional cash payments following each dividend payment date at prevailing market prices through the facilities of the Toronto Stock Exchange or from treasury at the Average Market Price (without a discount).

New Shares purchased pursuant to the dividend reinvestment component of the Plan, or with optional cash payments, will be held by the Agent in the Participant’s account in accordance with the Plan.

All funds received by the Agent under the Plan, whether cash dividends received from Penn West or optional cash payments received from Participants, will be applied to the purchase of new Shares.

The amount of any dividend designated by a Non-Resident Shareholder (as defined herein) for reinvestment under the Plan will be reduced by the non-Canadian resident withholding tax applicable thereto. See “Canadian Federal Income Tax Considerations – Non-Residents of Canada” below for further information.

In no event will interest be paid to Participants on any funds held for investment under the Plan.

PARTICIPATION

Registered holders or beneficial owners may participate in the Plan. Except as noted below, registered holders of at least one Share may enrol directly in the Plan at any time by completing and delivering to the Agent a duly completed Form A – Dividend Reinvestment Authorization. The Form A – Dividend Reinvestment Authorization directs Penn West to forward to the Agent all cash dividends on Shares registered in the name of the Participant, and directs the Agent to reinvest such dividends, together with cash dividends on Shares held by the Agent for the Participant’s account under the Plan, in additional Shares in accordance with the Plan.

Beneficial owners of Shares that are held by a Nominee may not directly enrol in the Plan, but may participate in the Plan through their Nominee. Beneficial owners of Shares may only participate in the Plan if they (i) transfer their Shares into their own name and then enrol in the Plan directly, or (ii) arrange for their Nominee to enrol in the Plan on their behalf by registering with CDS & Co. or DTC. Beneficial owners of Shares should contact the Nominee who holds their Shares to provide instructions on how they would like to participate in the Plan.

By completing an Optional Cash Payment Authorization in Form B or Form C, a Canadian resident Participant may also, at the time of enrolling in the Plan, direct that the Agent invest an optional cash payment in additional Shares in accordance with the Plan. See “Optional Cash Payments” below.

A Canadian resident registered owner may make optional cash payments directly by completing and signing “Form B – Optional Cash Payment Authorization – Registered Holder”.

A Canadian resident beneficial owner on whose behalf a Nominee holder has enrolled in the Plan, may only make optional cash payments directly by completing and signing “Form C – Optional Cash Payment Authorization – Beneficial Owner”. As a result of completing Form C, a beneficial owner will become a registered holder with respect to those Shares purchased, as the new Shares purchased will be issued in the name of the beneficial owner. See “Optional Cash Payments” below.

An initial Form A – Dividend Reinvestment Authorization must be received by the Agent from the registered holder on or before the dividend record date in order for the cash dividend to which such record date relates to be reinvested under the Plan. Beneficial owners of Shares which are held through a Nominee in the name of CDS & Co. or DTC, must have their Nominee register with CDS & Co. or DTC on or before such dividend record date or prior to such other deadline as may be set by CDS & Co. or DTC from time to time. If an initial Form A – Dividend Reinvestment Authorization is received by the Agent from a registered holder after a dividend record date, or the Nominee of a beneficial owner registers with CDS & Co. or DTC after the dividend record date, the dividend to which such record date relates will not be reinvested under the Plan and the Form A – Dividend Reinvestment Authorization or registration with CDS & Co. or DTC will only be effective for purposes of subsequent dividends.

The Forms may be obtained from the Agent at any time or from Penn West’s website at www.pennwest.com – “Investors – DRIP Overview”.

Once a Shareholder has enrolled in the dividend reinvestment component of the Plan, participation in the manner elected by the Participant continues automatically until the Participant’s participation in the Plan is terminated. The time at which a termination of Plan participation becomes effective is described under “Termination of Participation” below. The result of these provisions is that unless a Participant provides written notice of termination at least three (3) business days prior to a dividend record date, termination will only be effective for the next dividend record date.

The Corporation reserves the right to determine, from time to time, a minimum number of Shares that a Participant must hold in order to qualify for or continue enrolment in the Plan and reserves the right to refuse participation to, or cancel participation of, any person who, in the opinion of the Corporation, is participating in the Plan primarily with a view to arbitrage trading.

ELIGIBLE PARTICIPANTS

Shareholders who are residents of Canada are eligible to participate in the dividend reinvestment component of the Plan and to purchase new Shares with optional cash payments. Shareholders who are resident in the United States are eligible to participate in the dividend reinvestment component of the Plan. United States residents are not eligible to make optional cash payments to purchase additional Shares pursuant to the Plan. With the exception of the foregoing, unless otherwise determined by Penn West, Shareholders who are not residents of Canada are not entitled to participate, directly or indirectly, in the Plan.

The Corporation and the Agent reserve the right to deny participation in the Plan to, and to not accept Authorization Forms from, any person or agent of such person who appears to be or who the Corporation or the Agent has reason to believe is subject to the laws of any jurisdiction which do not permit participation in the Plan in the manner sought by such person.

OPTIONAL CASH PAYMENTS

Optional cash payments may either be made by Canadian resident registered holders of Shares or Canadian resident beneficial owners of Shares enrolled in the Plan. Participants who are Canadian resident registered holders may make an optional cash payment when first enrolling in the Plan by: (i) completing a Form B – Optional Cash Payment Authorization – Registered Holder; (ii) enclosing with the Form a Canadian dollar certified personal cheque made payable to the Agent; (iii) completing and signing a CIBC Mellon Participant Declaration Form; and (iv) delivering all these items to the Agent together with the Participant’s initial Form A – Dividend Reinvestment Authorization. (See “Federal Anti-Terrorism and Anti-Money Laundering Legislation” below.) Thereafter, optional cash payments may be made quarterly by certified cheque or bank draft delivered to the Agent at least five (5) business days prior to the dividend payment date together with either a new Form B - Optional Cash Payment Authorization – Registered Holder or the portion from the Participant’s statement of account. A Form B - Optional Cash Payment Authorization – Registered Holder may be obtained from the Agent or from Penn West’s website at www.pennwest.com – “Investors – DRIP Overview”.

Canadian resident beneficial owners of Shares held by a Nominee once enrolled in the Plan may only make optional cash payments directly by completing and signing a Form C – Optional Cash Payment Authorization – Beneficial Owner and sending such Form together with the optional cash payment directly to the Agent. Optional cash payments and the applicable Form C must be received by the Agent at least five (5) business days prior to the dividend payment date to be invested in new Shares. A beneficial holder who wishes to make optional cash payments directly must make the declaration set forth in Form C – Optional Cash Payment Authorization – Beneficial Owner that: (i) they are a Canadian resident beneficial holder of Shares and state who holds the Shares for them; and (ii) they have been enrolled in the Plan by their Nominee. A Canadian resident beneficial owner will become a registered holder for those Shares purchased using Form C. Subsequent optional cash payments may be made by completing Form B – Optional Cash Payment Authorization – Registered Owner or returning the portion from the Participant’s statement of account together with a certified cheque or bank draft for the optional cash payment amount.

Nominees holding Shares registered in the name of CDS & Co. will not be able to participate in the optional cash payment component of the Plan unless they withdraw their position from CDS & Co. Participation by CDS &

Co. participants is currently limited to the dividend reinvestment component of the Plan. However, Form C – Optional Cash Payment Authorization – Beneficial Owner allows a beneficial holder to participate directly as described above.

Optional cash payments cannot exceed $15,000 per Participant per quarter, or be less than $500 per remittance, and must be received by the Agent (together with a completed Form B or Form C – Optional Cash Payment Authorization, as applicable) at least five (5) business days prior to the dividend payment date in order to be invested in new Shares. Optional cash payments received by the Agent after such time will not be invested in new Shares until the next quarter. All purchases of Shares with optional cash payments will, at the discretion of the Corporation, be made through the facilities of the Toronto Stock Exchange at prevailing market rates or issued from treasury at the Average Market Price (without a discount). See “Price of New Shares” below.

Certified cheques or bank drafts for optional cash payments cannot be post-dated, and interest will not be paid on optional cash payments pending their investment in new Shares.

Dividends paid on new Shares purchased with optional cash payments will automatically be reinvested in additional Shares in accordance with the Plan.

There is no obligation to make an optional cash payment and the amount (subject to the maximum and minimum limits specified herein) may vary from time to time. However, a direction to purchase new Shares with optional cash payments is irrevocable once received by the Agent, and funds will only be returned to a Participant, without interest or deduction thereon, if such funds are not invested in new Shares for any reason.

NON-RESIDENTS OF CANADA

United States residents are permitted to participate in the Plan only in respect of the dividend reinvestment component of the Plan and are not entitled to make optional cash payments to purchase additional Shares pursuant to the Plan. Residents of any jurisdiction other than Canada and the United States may only participate in the Plan if permitted by the laws of Canada and the jurisdiction in which they reside and the Corporation specifically extends the Plan to such jurisdiction. The Corporation is not responsible for providing advice on which countries’ residents may be permitted to participate. Dividends to be reinvested under the Plan on behalf of Shareholders who are not residents of Canada, including residents of the United States, will be subject to applicable Canadian non-resident withholding tax. See “Canadian Federal Income Tax Considerations – Non-Residents of Canada” below for further information.

The Corporation, the Plan Agent and any Nominee reserve the right to deny participation in the Plan to, and to not accept an Authorization Form from any person or agent of such person who appears to be, or who the Corporation, the Plan Agent or such Nominee has reason to believe is, subject to the laws of any jurisdiction which do not permit participation in the Plan in the manner sought by or on behalf of such person. Shareholders should be aware that certain Nominees may not allow participation in the Plan and the Corporation is not responsible for monitoring or advising which Nominees allow participation.

FEDERAL ANTI-TERRORISM AND ANTI-MONEY LAUNDERING LEGISLATION

Federal anti-terrorism and anti-money laundering legislation requires that certain personal information be provided by Participants wishing to make optional cash payments. If an optional cash payment is being made, Participants will initially be required to complete a declaration on CIBC Mellon’s Participant Declaration Form, provide a certified personal cheque and submit these items to the Agent with their completed Form A, and Form B or C Authorization Forms, as applicable. Authorization Forms with an optional cash payment component will not be processed without a certified personal cheque and a duly completed and signed Participant Declaration Form.

PRORATION IN CERTAIN EVENTS

If, in respect of any dividend payment date, fulfilling all of the elections under the Plan would result in Penn West exceeding the limit on new equity set by the Corporation in its discretion or the aggregate annual limit on new Shares issuable, then elections for the purchase of new Shares on that dividend payment date will be prorated among all Participants in the dividend reinvestment component of the Plan according to the number of additional Shares sought to be purchased.

If the Corporation determines not to issue any equity through the Plan on a particular dividend payment date and the Agent does not purchase Shares in the market at prevailing market prices in accordance with the Plan, then all Participants will receive the cash dividend to which they would otherwise be entitled to on such dividend payment date or a refund for optional cash purchases not invested under the Plan (without interest or deduction thereon).

PRICE OF NEW SHARES

Dividends due to Participants and amounts paid under the optional cash payment component of the Plan will be paid to the Agent and will be applied to the purchase of Shares.

Subject to the restrictions on the acquisition of additional Shares described herein, additional Shares may be acquired, at the election of the Corporation, either through the facilities of the Toronto Stock Exchange or from treasury. The price of Shares purchased with dividends will, at the discretion of the Corporation, be either 95% of the Average Market Price (for Shares issued from treasury) or the prevailing market rates on the Toronto Stock Exchange. The price of Shares purchased with optional cash payments will, at the discretion of the Corporation, be either purchased at prevailing market rates (i.e. no discount) through the facilities of the Toronto Stock Exchange or issued from treasury at the Average Market Price (without a discount).

With respect to purchases through the Toronto Stock Exchange, additional Shares may be acquired through the facilities of the Toronto Stock Exchange at any time during the fifteen (15) business day period following the relevant dividend payment date.

COSTS

No commissions, service charges or brokerage fees are payable by Participants in connection with the purchase of additional Shares under the Plan. All administrative costs of the Plan, including the fees and expenses of the Agent, will be borne by the Corporation. However, Participants who enrol in the Plan through a Nominee may be subject to fees in accordance with their Nominee.

ACCOUNTS AND REPORTS TO PARTICIPANTS

An account will be maintained by the Agent for each registered Participant other than those held through CDS & Co. or DTC. Unaudited statements of account will be mailed to each Participant on a quarterly basis. These statements are a Participant’s continuing record of purchases of Shares made for such Participant’s account under the Plan and should be retained for income tax purposes. The Agent will also send annually to each Participant certain tax forms for tax reporting purposes. Adjusted cost base calculations for tax reporting purposes will be the responsibility of each Participant as the averaging rules may apply so that such calculations may depend on the cost of other Shares held by the Participant.

CERTIFICATES FOR SHARES

Shares purchased and held under the Plan will be registered in the name of the Agent or its nominee, as agent for the Participants, and certificates for such Shares will not normally be issued to Participants unless specifically requested in writing.

A Participant may, upon written request to the Agent and without terminating participation in the Plan, have a Share certificate issued and registered in the Participant’s name for any number of whole Shares held for the Participant’s account under the Plan. Certificates will normally be issued within three (3) weeks of receipt by the Agent of the Participant’s written request for a certificate. Any remaining whole Shares and any fraction of a Share will continue to be held for the Participant’s account under the Plan. This does not apply to Participants who are participating via CDS & Co. or DTC or another Nominee.

Accounts under the Plan are maintained in the names in which Shares are registered at the time the Participants entered the Plan, and certificates for whole Shares will be exactly as registered when issued.

Shares held by the Agent for a Participant under the Plan may not be pledged, sold or otherwise disposed of by the Participant while so held.

TERMINATION OF PARTICIPATION

A Participant may voluntarily terminate participation in the Plan by delivering to the Agent a written notice of termination signed by such Participant or by having such Participant’s Nominee terminate through CDS & Co. or DTC, if applicable. If the Agent does not receive the notice of termination at least three (3) business days before a dividend record date, settlement of a Participant’s account will not commence until after the next investment has been completed. In such event, the Participant will receive a certificate for the number of whole Shares held by the Agent in such Participant’s account and a cheque for any remaining fraction of a Share so held and any optional cash payments held by the Agent that had not yet been invested (without interest or deduction thereon). Any fractional Share interest will be paid based on the closing market price of a Share on the Toronto Stock Exchange on the date immediately prior to the date participation is terminated by the Agent after receipt by the Agent of the notice of termination.

Participation in the Plan will be terminated by the Agent after receipt of a written notice of the death of a Participant and instructions to terminate from anyone acting in a representative or fiduciary capacity. Such request must be accompanied by satisfactory evidence of the appointment and authority to act. A certificate for the number of whole Shares held for the account of a deceased Participant under the Plan will be issued by Penn West in the name of the estate of the deceased Participant or the deceased Participant’s Nominee, as appropriate, and the Agent will send to the authorized representative or Nominee of the deceased Participant such certificate and a cheque in payment for any remaining fraction of a Share in the deceased Participant’s account and any optional cash payments held by the Agent that had not yet been invested (without interest or deduction).

If a written termination notice or notice of a Participant’s death is received by the Agent less than three (3) business days before a dividend record date, then the Participant’s account will not be closed, and participation in the Plan will not be terminated, until after the dividend payment date to which such record date relates.

RIGHTS OFFERING

In the event that Penn West makes available to its Shareholders rights to subscribe for additional Shares or other securities, rights certificates will be issued by Penn West to each Participant in respect of whole Shares held in a Participant’s account under the Plan on the record date for such rights issue.

There will be no rights issuable on a fraction of a Share held for a Participant’s account.

SUBDIVISIONS

If Shares of Penn West are distributed pursuant to a subdivision of Shares, such Shares received by the Agent for Participants under the Plan will be held by the Agent and credited by the Agent proportionately to the accounts of the Participants in the Plan. A certificate for any Shares resulting from such a subdivision of Shares that are registered in the name of a Participant, rather than the name of the Agent, will be sent directly to the Participant in the same manner as to Shareholders who are not participating in the Plan.

SHAREHOLDER VOTING

Whole Shares held for a Participant’s account under the Plan on the record date for a vote of Shareholders will be voted in accordance with the instructions of the Participant given on a form to be furnished to the Participant. Shares for which instructions are not received will not be voted. No voting rights will attach to any fraction of a Share held for a Participant’s account under the Plan.

RESPONSIBILITIES OF PENN WEST AND THE AGENT

Neither Penn West nor the Agent shall be liable for any act or for any omission to act in connection with the operation of the Plan including, without limitation, any claims for liability:

(a)	arising out of the failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death;

(b)	with respect to the prices and times at which Shares are purchased for the account of or on behalf of a Participant;

(c)	with respect to decisions by the Corporation to raise or not raise equity through the Plan in any given quarter, or the amount of equity raised, if any;

(d)	arising out of a prorating, for any reason, of the amount of equity available under the Plan in the circumstances described herein; and

(e)	arising out of a failure by the Agent to purchase additional Shares with an optional cash payment.

Participants should recognize that neither Penn West nor the Agent can assure a profit or protect them against a loss on the Shares purchased under the Plan.

Shareholders should also be aware that certain Nominees may not allow participation in the Plan, and neither the Corporation nor the Agent is responsible for monitoring or advising which Nominees allow participation.

AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

Penn West reserves the right to amend, suspend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of the Participants. Where required, amendments to the Plan will be subject to the prior approval of the Toronto Stock Exchange or the New York Stock Exchange. All Participants will be sent written notice of any such amendment, suspension or termination. In the event of termination of the Plan by Penn West, the Agent will send to the Participants (or to their Nominees, as applicable) certificates for whole Shares held for Participants’ accounts under the Plan and cheques in payment for any remaining fractions of Shares in Participants’ accounts or for any optional cash payments held by the Agent that had not yet been invested (without interest or deduction thereon). In the event of suspension of the Plan by Penn West, no investment will be made by the Agent on the dividend payment date immediately following the effective date of such suspension. Any optional cash payments which are not invested as of the effective date of such suspension and any Share dividends subject to the Plan and paid after the effective date of such suspension will be remitted by the Agent to the Participants (without interest or deduction thereon).

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary only of certain Canadian federal income tax considerations relevant to participation in the Plan for purposes of the Income Tax Act (Canada) (the “Tax Act”). This summary is based upon the current provisions of the Tax Act and the Regulations thereunder, the current provisions of the Canada – United States Income Tax Convention (1980) (the “Canada – U.S. Tax Treaty”) and our understanding of current published administrative practices of the Canada Revenue Agency. This summary also takes into account all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance

(Canada) prior to the date hereof (the “Proposed Amendments”). This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, regulatory or legislative action, or in administrative practice, nor does it take into account the provincial or territorial laws of Canada or the tax laws of any foreign country. No assurances can be given that the Proposed Amendments will be enacted as proposed or that legislative, judicial or administrative changes will not modify or change the statements expressed herein after the effective date of this Plan. This summary is not intended to be legal or tax advice to any particular Shareholder and Shareholders are urged to consult their tax advisors as to their particular tax position.

Residents of Canada

The fact that dividends are reinvested under the terms of the Plan does not relieve Shareholders of any liability for taxes that may be payable on such dividends. To the extent that a dividend from Penn West would be included in the income of Shareholders for the purposes of the Tax Act, such amount will be included in the income of Shareholders who elect to reinvest such amount in new Shares under the Plan. Such dividends will be subject to the usual gross up and dividend tax credit regime of the Tax Act if received by Canadian resident individuals.

The cost to a Shareholder of Shares acquired pursuant to the optional cash payment component of the Plan will be equal to the amount of optional cash payments made by the Shareholder.

The Canada Revenue Agency (the “CRA”) generally takes the position that the amount, if any, by which the fair market value of any Shares acquired pursuant to the dividend reinvestment component of the Plan on the date of purchase of such Shares exceeds the purchase price thereof must be included in the income of the Shareholder. Shareholders should note that neither Penn West nor the Agent is required to provide, and will not be providing, any notice or report to Shareholders in respect of such income.

Where the Shares acquired pursuant to the dividend reinvestment component of the Plan are capital property to the Shareholder, the amount of the cash dividend reinvested will be added in computing the cost to the Shareholder of such Shares for purposes of determining the adjusted cost base and capital gain or loss on the disposition of such Shares. The cost of such Shares held as capital property by the Shareholder must be averaged with the cost of all other Shares held by the Shareholder as capital property for the purpose of determining the adjusted cost base of all Shares held by the Shareholder as capital property pursuant to the averaging provisions of the Tax Act.

If a Shareholder disposes of Shares acquired under the Plan which are capital property, the Shareholder will recognize a capital gain (or a capital loss) to the extent that the proceeds of disposition exceed (or are less than) such adjusted cost base of the Shares held by the Shareholder immediately before the disposition. One-half of the capital gain (the “taxable capital gain”) must be included in income of the Shareholder for the year in which the disposition occurs and one-half of a capital loss (the “allowable capital loss”) generally may be deducted by the Shareholder against taxable capital gains for the year of disposition, in any of the three preceding years, or in any subsequent year, subject to the detailed provisions of the Tax Act.

Non-Residents of Canada

The following is a summary of the principal Canadian federal income tax considerations generally applicable to a Participant in the Plan who, for purposes of the Tax Act and any applicable tax treaty, and at all relevant times, is not resident or deemed to be resident in Canada, does not use or hold (and is not deemed under the Tax Act to use or hold) Shares in, or in the course of, carrying on a business in Canada, and is not an insurer who carries on an insurance business in Canada and elsewhere (a “Non-Resident Shareholder”).

Generally, the amount of the cash dividends paid by Penn West to a Non-Resident Shareholder is subject to Canadian withholding tax under the Tax Act at a rate of 25%, subject to reduction under an applicable bilateral tax treaty. In the case of a Non-Resident Shareholder who is a resident of the United States for purposes of the Canada – U.S. Tax Treaty, the rate of such withholding is generally reduced to 15%.

It is not certain whether the amount by which the fair market value of the Shares received by a Non-Resident Shareholder on a reinvestment of cash dividends pursuant to the Plan exceeds the amount of the cash reinvested

(that is, the 5% discount) is subject to this 15% withholding tax. In the event that Penn West determines that it is, Penn West will withhold such tax and remit it to the Canadian government.

As a consequence of this withholding tax, the amount that may be reinvested in the Plan by a Non-Resident Shareholder, and the number of Shares received by a Non-Resident Shareholder on a reinvestment of cash dividends, will be reduced by the amount of the taxes withheld.

Generally, no Canadian taxes will be payable by a Non-Resident Shareholder in respect of the disposition by the Non-Resident Shareholder of Shares, provided the Shares do not constitute “taxable Canadian property” (within the meaning of the Tax Act) to the Non-Resident Shareholder. Generally, Shares will not constitute taxable Canadian property to a Non-Resident Shareholder at a particular time provided the Non-Resident Shareholder, persons with whom the Non-Resident Shareholder does not deal at arm’s length (within the meaning of the Tax Act), or the Non-Resident Shareholder, together with such persons did not own 25% or more of the issued Shares at any time during the 60 month period that ends at that particular time.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general description of the material United States federal income tax consequences of the ownership and disposition of our Shares to a Shareholder who is a United States person and who holds our Shares as capital assets (referred to as a “United States Shareholder”). This description is for general information purposes only and is based on the United States Internal Revenue Code of 1986, as amended (referred to as the “Code”), Treasury regulations promulgated under the Code, and judicial and administrative interpretations of the Code and those regulations, all as in effect on January 1, 2011 and all of which are subject to change, possibly with retroactive effect. The tax treatment of a United States Shareholder may vary depending upon his particular situation. Some holders (including persons that are not United States persons, banks, insurance companies, tax-exempt organizations, financial institutions, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax and broker-dealers) may be subject to special rules not discussed below. The discussion below does not address the effect of any state, local or foreign tax law on a United States Shareholder. There can be no assurance that the United States Internal Revenue Service (the “IRS”) will take a similar view as to any of the tax consequences described in this summary. Purchasers of our Shares are advised to consult their own tax advisors with respect to an investment in our Shares.

For purposes of this description, a “United States person” means any one of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or of any political subdivision of the United States;

•	an estate that is subject to United States federal income taxation without regard to the source of its income; or

•	a trust, if a United States court has primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust, or the trust has made a valid election to be treated as a United States person.

If a partnership (including any entity treated as a partnership or other pass through entity for United States federal income tax purposes) is a holder of Shares, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partners and partnerships should consult their tax advisors as to the particular federal income tax consequences applicable to them.

REQUIRED NOTICE

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, SHAREHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PLAN IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY SHAREHOLDERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SHAREHOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) EACH SHAREHOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Amount Capable of Inclusion in Income

For United States federal income tax purposes, a United States Shareholder who is a participant in the Plan will be treated as receiving a distribution equal to the sum of: (i) the fair market value as of the distribution payment date of Shares acquired pursuant to the Plan; and (ii) any Canadian taxes which we withhold with respect to the distribution. The amount treated as a distribution will be capable of inclusion in the United States Shareholder’s income as a taxable dividend to the extent of Penn West’s current and accumulated earnings and profits, as determined for United States federal income tax purposes. These dividends will not be eligible for the dividends received deduction, which is generally allowed to United States corporate Shareholders on dividends received from a domestic corporation. Any portion of the distribution in excess of Penn West’s earnings and profits will first be treated as a tax-free return of capital to the extent of the United States Shareholder’s tax basis in its Shares and will be applied against and reduce that basis on a dollar-for-dollar basis (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent disposition of the Shares). To the extent that the distribution exceeds the United States Shareholder’s tax basis, the excess will constitute gain from a sale or exchange of the Shares. A United States Shareholder will generally recognize gain or loss upon the sale or exchange of our Shares equal to the difference (if any) between the amount the United States Shareholder realizes on the sale or exchange and its adjusted tax basis in our Shares. Subject to the passive foreign investment company rules discussed below, any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the United States Shareholder’s holding period for the Shares is more than one year at the time of the sale or exchange.

If we are not a “qualified foreign corporation” as defined by Section 1(h)(11) of the Code, a dividend paid by us to a United States Shareholder, including a United States Shareholder that is an individual, estate or trust, generally will be taxed at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). The dividend rules are complex, and each United States Shareholder should consult its own tax advisor regarding the dividend rules.

Foreign Currency Gains

Taxable distributions with respect to our Shares that are paid in Canadian dollars will be included in the gross income of a United States Shareholder as translated into U.S. dollars calculated by reference to the exchange rate in effect on the day the distribution is received by the Shareholder regardless of whether the Canadian dollars are converted into U.S. dollars at that time. A United States Shareholder who receives a payment in Canadian dollars and converts Canadian dollars into U.S. dollars at a conversion rate other than the rate in effect on the day of the distribution may have a foreign currency exchange gain or loss that would be treated as United States source ordinary income or loss. United States Shareholders are urged to consult their own tax advisors concerning the United States tax consequences of acquiring, holding and disposing of Canadian dollars.

In the case of a cash basis United States Shareholder who receives Canadian dollars, or another foreign currency, in connection with a sale, exchange or other disposition of our Shares, the amount realized will be based on the U.S. dollar value of the foreign currency received with respect to the Shares as determined on the settlement date of the sale or exchange. An accrual basis United States Shareholder may elect the same treatment required of cash basis taxpayers with respect to a sale or exchange of Shares, provided that the election is applied consistently from year to year. This election may not be changed without the consent of the IRS. If an accrual basis United States Shareholder does not elect to be treated as a cash basis taxpayer, that United States Shareholder may have a foreign currency gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the currency received on the date of the sale or exchange of the Shares and the date of payment. This currency gain or loss would be treated as ordinary income or loss and would be in addition to the gain or loss, if any, recognized by that United States Shareholder on the sale, exchange or other disposition of the Shares.

Basis and Holding Period

The tax basis of Shares received by a United States Shareholder pursuant to the Plan will equal the fair market value as of the distribution payment date of those Shares, and the holding period for those Shares will begin on the day after the distribution payment date.

Passive Foreign Investment Company Considerations

Special, generally unfavorable, rules apply to the ownership and disposition of the stock of a passive foreign investment company (“PFIC”). In the absence of any qualified electing fund (“QEF”) or mark-to-market election, if Penn West were to be treated as a PFIC for any year during which a United States Shareholder held Shares, the United States Shareholder would be taxed under generally unfavorable rules that apply if a Shareholder recognizes a gain on the sale or other disposition of PFIC stock or receives certain distributions with respect to the stock. Among the consequences would be a loss of favorable capital gains rates and the imposition of an interest charge. We do not believe that Penn West has been a PFIC during the prior taxable year and, based on our current operations and projections, do not believe that Penn West is or will become a PFIC during the taxable year ended December 31, 2011. We note, however, that passive foreign investment company status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question and is determined annually. Consequently, we can provide no assurance that we will not be a passive foreign investment company for either the current taxable year or for any subsequent taxable year. United States Shareholders are urged to consult their own tax advisors regarding our possible classification as a passive foreign investment company and the consequences if that classification were to occur, and the availability of the QEF election or mark to market election.

Foreign Tax Credits

Regardless of whether the distribution to a United States Shareholder under the Plan is subject to tax under the PFIC rules or as described in “Amount Capable of Inclusion in Income”, any tax withheld by Canadian taxing authorities with respect to the distribution under the Plan may, subject to a number of complex limitations, be claimed as a foreign tax credit against a United States Shareholder’s United States federal income tax liability or may be claimed as a deduction for United States federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute with respect to Shares will generally be “passive category income” for purposes of computing the foreign tax credit allowable to a United States Shareholder. Because of the complexity of those limitations, each United States Shareholder should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

United States Information Reporting and Backup Withholding

Under U.S. federal income tax law and Treasury regulations, certain categories of United States Shareholders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, recently enacted legislation generally imposes new U.S. return disclosure obligations (and related penalties) on United States Shareholders that hold certain specified foreign financial assets in excess of US$50,000. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-United States person, any financial instrument or contract held for investment that has an issuer or counterparty other than a United States person and any interest in a foreign entity. United States Shareholders may be subject to these reporting requirements unless their Shares are held in an account at a United States financial institution. Penalties for failure to file certain of these information returns are substantial. United States Shareholders should consult with their own tax advisors regarding the requirements of filing information returns, and, if applicable, filing obligations relating to a mark-to-market or QEF election.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, Shares will generally be subject to information reporting and backup withholding tax, at the rate of 28% (and increasing to 31% for payments made after December 31, 2010), if a United States Shareholder (a) fails to furnish such United States Shareholder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such United States Shareholder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such United States Shareholder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such United States Shareholder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a United States Shareholder’s U.S. federal income tax liability, if any, or will be refunded, if such United States Shareholder furnishes required information to the IRS in a timely manner. Each United States Shareholder should consult its own tax advisor regarding the information reporting and backup withholding rules.

INTERPRETATION

Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation.

NOTICES

All notices or other documents required to be given to Participants under the Plan, including certificates for Shares and cheques, shall be mailed to Participants at the addresses shown on the records of the Agent.

Notices to the Agent shall be sent to:

CIBC Mellon Trust Company 600, 333 – 7 Avenue S.W. Calgary, Alberta T2P 2Z1

Attention:	Client Services
Facsimile:	(403) 264-2100

Notices to Penn West Petroleum Ltd. shall be sent to:

Penn West Petroleum Ltd. Suite 200, 207 – 9th Avenue S.W. Calgary, Alberta T2P 1K3

Attention:	Investor Relations
Facsimile:	(403) 777-2699

EFFECTIVE DATE OF THE PLAN

The effective date of the Plan (excluding the amendments contemplated by this amended and restated Plan) is December 8, 2005, as amended and restated on July 30, 2007.

The effective date of the amendments contemplated by this amended and restated Plan is January 1, 2011.

PENN WEST PETROLEUM LTD.

Dividend Reinvestment – Authorization Form

Relating to the Amended and Restated Dividend Reinvestment and Optional Common Share Purchase Plan (the “Plan”) of Penn West Petroleum Ltd. (“Penn West”) dated December 8, 2005, as amended and restated on July 30, 2007 and as further amended and restated on January 1, 2011 (as further amended from time to time).

To be completed by the REGISTERED HOLDER of common shares of Penn West.

If you are a BENEFICIAL OWNER of common shares of Penn West and wish to participate in the Plan, contact your broker, investment dealer, financial institution or other nominee who holds your common shares to provide instructions on how you would like to participate in the Plan, including participation as to less than 100 percent of your common shares.

If you are a REGISTERED HOLDER of common shares of Penn West and wish to participate in the Plan as to less than 100 percent of your common shares, you should arrange to transfer registration of such common shares to a broker, investment dealer, financial institution or other nominee who can accommodate such arrangements.

FORM A – DIVIDEND REINVESTMENT AUTHORIZATION (Canadian and United States Residents Only)
Please complete this section, sign below and return this form to CIBC Mellon Trust Company at the address or facsimile number set forth below if you wish to reinvest your dividends in accordance with the Plan and have the additional common shares of Penn West issued on such reinvestment held for your account under the Plan.

I have received and read a copy of the text describing the Plan. I hereby apply to participate in the Plan and direct Penn West to forward to CIBC Mellon Trust Company, as Agent under the Plan, all cash dividends paid on all common shares of Penn West registered in my name now or in the future, and direct CIBC Mellon Trust Company to reinvest such dividends, together with cash dividends on common shares held by the Agent for my account under the Plan, in additional common shares of Penn West, all in accordance with the dividend reinvestment component of the Plan and subject to proration and any applicable withholding tax as provided therein.

I represent and warrant to the Corporation and CIBC Mellon Trust Company that I am, and when common shares of Penn West are purchased for my account in accordance with this direction I will be, a resident of Canada or the United States and, to the extent I hold common shares on behalf of a beneficial owner of common shares, such beneficial owner is, and when the common shares are purchased for such beneficial owner’s account in accordance with this direction such beneficial owner will be, a resident of Canada or the United States.

SIGNATURE OF REGISTERED SHAREHOLDER DATE:	NAME OF REGISTERED SHAREHOLDER (PLEASE PRINT)

ADDRESS INCLUDING MUNICIPALITY OF RESIDENCE

HOLDER ACCOUNT # (if known):	TELEPHONE #:

Note: Authorization Forms must be received on or before the dividend record date in order to be effective for the quarterly dividend payment date to which such record date relates. Authorization Forms not received on or before such dividend record date will not be effective until the next quarter.

For further information, please contact:

CIBC Mellon Trust Company P.O. Box 7010, Adelaide Street Station Toronto, Ontario M5C 2W9 Attention: Dividend Reinvestment Services Fax: (416) 643-5020 Toll Free: 1-800-387-0825 www.cibcmellon.com	OR	PENN WEST PETROLEUM LTD. Suite 200, 207 – 9th Avenue S.W. Calgary, Alberta T2P 1K3 Attention: Investor Relations Telephone: (403) 777-2666 Fax: (403) 777-2699 www.pennwest.com

PENN WEST PETROLEUM LTD.

Optional Cash Payment – Authorization Form (Registered)

Relating to the Amended and Restated Dividend Reinvestment and Optional Common Share Purchase Plan (the “Plan”) of Penn West Petroleum Ltd. (“Penn West”) dated December 8, 2005, as amended and restated on July 30, 2007 and as further amended and restated on January 1, 2011 (as further amended from time to time).

To be completed by the REGISTERED HOLDER of common shares of Penn West. Residents of countries other than Canada who are registered holders of common shares are NOT eligible to make optional cash payments.

FORM B – OPTIONAL CASH PAYMENT AUTHORIZATION - REGISTERED HOLDER (Canadian Residents Only)
If you wish to make an optional cash payment in accordance with the Plan, please complete this section, sign below and return this form to CIBC Mellon Trust Company at the address set forth below, together with a certified personal cheque made payable to “CIBC Mellon Trust Company” and CIBC Mellon’s Participant Declaration Form. In order to be able to make an optional cash payment you must have previously enrolled in the Plan.

I have received and read a copy of the text describing the Plan. Enclosed is an optional cash payment in the amount of $                         in the form of a certified personal cheque* payable to “CIBC Mellon Trust Company” (which payment must be at least $500 per remittance and not more than $15,000 per quarter and can be made quarterly). I hereby direct CIBC Mellon Trust Company, as Agent under the Plan, to invest the enclosed payment in additional common shares of Penn West in accordance with the Plan. I hereby confirm my understanding that any dividends received on common shares of Penn West held for my account under the Plan will automatically be reinvested in additional common shares of Penn West in accordance with the Plan. I hereby represent and warrant to the Corporation and CIBC Mellon Trust Company that I am, and when the common shares are purchased for my account in accordance with this direction I will be, a resident of Canada.

SIGNATURE OF REGISTERED SHAREHOLDER DATE:	NAME OF REGISTERED SHAREHOLDER (PLEASE PRINT)

ADDRESS INCLUDING MUNICIPALITY OF RESIDENCE

DRIP ACCOUNT # (if known):	TELEPHONE #:

Note: An optional cash payment must be received (together with a completed Optional Cash Payment Form) at least five (5) business days prior to a dividend payment date in order to be invested in additional common shares of Penn West. Optional cash payments not received on or before such dividend payment date will not be invested in additional common shares of Penn West until the next quarter. No interest will be paid on optional cash payments received but not yet invested in additional common shares of Penn West.

For further information, please contact:

CIBC Mellon Trust Company P.O. Box 7010, Adelaide Street Station Toronto, Ontario M5C 2W9 Attention: Dividend Reinvestment Services Fax: (416) 643-5020 Toll Free: 1-800-387-0825 www.cibcmellon.com	OR	PENN WEST PETROLEUM LTD. Suite 200, 207 – 9th Avenue S.W. Calgary, Alberta T2P 1K3 Attention: Investor Relations Telephone: (403) 777-2666 Fax: (403) 777-2699 www.pennwest.com

At least five (5) business days prior to a dividend payment date, please return to CIBC Mellon Trust Company at the address set forth above:

1.	this completed Optional Cash Payment Form B;

2.	certified personal cheque in the amount of your optional cash payment; and

3.	CIBC Mellon’s Participant Declaration Form (first time only).

*	Additional optional cash payments may be made following your initial payment by returning the portion from your statement of account along with a certified cheque or bank draft for the optional payment amount.

PENN WEST PETROLEUM LTD.

Optional Cash Payment – Authorization Form (Beneficial)

Relating to the Amended and Restated Dividend Reinvestment and Optional Common Share Purchase Plan (the “Plan”) of Penn West Petroleum Ltd. (“Penn West”) dated December 8, 2005, as amended and restated on July 30, 2007 and as further amended and restated on January 1, 2011 (as further amended from time to time).

To be completed by the BENEFICIAL OWNER of common shares of Penn West. Residents of countries other than Canada who are beneficial owners of common shares are NOT eligible to make optional cash payments.

FORM C – OPTIONAL CASH PAYMENT AUTHORIZATION – BENEFICIAL OWNER (Canadian Residents Only)

If you wish to make an optional cash payment in accordance with the Plan, please complete this section, sign below and return this form to CIBC Mellon Trust Company at the address set forth below, together with a certified personal cheque made payable to “CIBC Mellon Trust Company” and CIBC Mellon’s Participant Declaration Form. In order to be able to make an optional cash payment you must be previously enrolled in the Plan.

I have received and read a copy of the text describing the Plan. Enclosed is an optional cash payment in the amount of $                 in the form of a certified personal cheque* payable to “CIBC Mellon Trust Company” (which payment must be at least $500 per remittance and not more than $15,000 per quarter and can be made quarterly). I hereby direct CIBC Mellon Trust Company, as Agent under the Plan, to invest the enclosed payment in additional common shares of Penn West in accordance with the Plan. I hereby confirm my understanding that any dividends received on common shares of Penn West held for my account under the Plan will automatically be reinvested in additional common shares of Penn West in accordance with the Plan.

CERTIFICATE OF BENEFICIAL OWNERSHIP

The undersigned hereby certifies, represents and warrants to Penn West and to CIBC Mellon Trust Company, and acknowledges that you are relying upon such certification, representation and warranty, that the undersigned: (i) is the beneficial owner of                          common shares of Penn West, which are held on behalf of the undersigned by the following intermediary; (ii) is, and when common shares are purchased for my account in accordance with this direction I will be, a resident of Canada; and (iii) has been enrolled in the Plan by its broker, investment dealer, financial institution or other nominee:

Name of Brokerage Firm or Other Intermediary	Name of Registered Representative (please print or type)

Account No.	Branch Location/City

Intermediary’s Telephone #	Intermediary’s Fax #

The undersigned hereby authorizes the above-named intermediary to disclose and to confirm to Penn West or CIBC Mellon Trust Company the ownership of common shares of Penn West by the undersigned. The undersigned acknowledges that by executing this certificate, it is authorizing CIBC Mellon Trust Company as Agent for the Plan to enroll the undersigned directly as a participant in the Plan.

DATE:

Signature of Beneficial Shareholder	Name and Address of Beneficial Shareholder (please print or type)

Title of Officer Signing, if applicable	Telephone # of Beneficial Shareholder

Note: An optional cash payment must be received (together with a completed Optional Cash Payment Form) at least five (5) business days prior to a dividend payment date in order to be invested in additional common shares of Penn West. Optional cash payments not received on or before such dividend payment date will not be invested in additional common shares of Penn West until the next quarter. No interest will be paid on optional cash payments received but not yet invested in additional common shares of Penn West.

For further information, please contact:

CIBC Mellon Trust Company P.O. Box 7010, Adelaide Street Station Toronto, Ontario M5C 2W9 Attention: Dividend Reinvestment Services Fax: (416) 643-5020 Toll Free: 1-800-387-0825 www.cibcmellon.com	OR	PENN WEST PETROLEUM LTD. Suite 200, 207 – 9th Avenue S.W. Calgary, Alberta T2P 1K3 Attention: Investor Relations Telephone: (403) 777-2666 Fax: (403) 777-2699 www.pennwest.com

At least five (5) business days prior to a dividend payment date, please return to CIBC Mellon Trust Company at the address set forth above:

1.	this completed Optional Cash Payment Form C;

2.	certified personal cheque in the amount of your optional cash payment; and

3.	CIBC Mellon’s Participant Declaration Form (first time only).

*	Additional optional cash payments may be made following your initial payment by returning the portion from your statement of account along with a certified cheque or bank draft for the optional payment amount.

Participant Declaration Form Account Information PLAN SPONSOR/ISSUER OF SECURITIES ACCOUNT NUMBER ACCOUNT HOLDER’S LEGAL NAME 2nd ACCOUNT HOLDER’S LEGAL NAME (IF APPLICABLE) ACCOUNT HOLDER’S HOME ADDRESS HOME PHONE NUMBER MAILING ADDRESS, IF DIFFERENT FROM HOME ADDRESS 2nd ACCOUNT HOLDER’S HOME ADDRESS AND HOME PHONE NUMBER ( OR CHECK HERE IF SAME AS ACCOUNT HOLDER ) DATE OF BIRTH OF ACCOUNT HOLDER (DD/MM/YYYY) DATE OF BIRTH OF 2nd ACCOUNT HOLDER (DD/MM/YYYY) PRINCIPAL BUSINESS OR OCCUPATION OF ACCOUNT HOLDER PRINCIPAL BUSINESS OR OCCUPATION OF 2nd ACCOUNT HOLDER NAME OF PARENT OR LEGAL GUARDIAN OF THE ACCOUNT HOLDER (IF APPLICABLE; REQUIRED IF THE ACCOUNT HOLDER IS A MINOR LESS THAN 12 YEARS OF AGE) PARENT OR LEGAL GUARDIAN’S HOME ADDRESS AND HOME PHONE NUMBER ( OR CHECK HERE IF SAME AS ACCOUNT HOLDER ) DATE OF BIRTH OF PARENT OR LEGAL GUARDIAN (DD/MM/YYYY) PRINCIPAL BUSINESS OR OCCUPATION OF PARENT OR LEGAL GUARDIAN Please answer questions below. 1. If the account holder is (are) an individual (s), does the account holder (s), or any close family member (see table 1) hold (or have ever held) a position of political authority (see table 2) in or on behalf of a country other than Canada? (If yes, please see reverse for additional instructions.) Yes No Table 1 – List of close family members Spouse/common law partner Child Parent or parent of spouse/common law partner Sibling or step-sibling Table 2 – List of positions of political authority Head of state or government Member of executive council of government or legislature Deputy minister Ambassador, attaché, or counselor of an ambassador Military officer with rank of general or above President of a state-owned company or bank, or head of a government agency Judge Leader or president of a political party represented in a legislature 2. (a) Is the account holder a corporation, partnership, trust or other entity? Yes No (If yes, see reverse for additional instructions and please answer parts (b) and (c) below) (b) Is the account holder a not-for-profit entity? Yes No If yes, please provide your Canada Revenue Agency registration number             (c) Does any person own or control 25% or more of the entity? Yes No (If yes, please provide the information below. If there are more than two such beneficial owners, please attach an additional sheet.) BENEFICIAL OWNER’S NAME 2ND BENEFICIAL OWNER’S NAME BENEFICIAL OWNER’S ADDRESS 2ND BENEFICIAL OWNER’S ADDRESS BENEFICIAL OWNER’S PRINCIPAL BUSINESS OR OCCUPATION 2ND BENEFICIAL OWNER’S PRINCIPAL BUSINESS OR OCCUPATION PERCENTAGE OWNED BY BENEFICIAL OWNER             % PERCENTAGE OWNED BY 2ND BENEFICIAL OWNER             % 3. Will this account be used by, or on behalf of a third party? Yes No (See reverse for third party definition; if yes, please provide applicable information below.) THIRD PARTY’S NAME THIRD PARTY’S ADDRESS THIRD PARTY’S PRINCIPAL BUSINESS OR OCCUPATION DATE OF BIRTH OF THIRD PARTY (DD/MM/YYYY) IF THIRD PARTY IS A CORPORATION, PROVIDE INCORPORATION NUMBER AND PLACE OF ISSUE DESCRIBE THE NATURE OF THE RELATIONSHIP BETWEEN THE ACCOUNT HOLDER AND THE THIRD PARTY Certification I/we agree to be bound by the terms and conditions in the prospectus or brochure that governs the plan which I/we have read and fully understand.

I/we further agree that participation in the plan will continue until I/we notify CIBC Mellon in writing that I/we desire to terminate participation in the plan. I/we acknowledge that withdrawals from the plan will be subject to terms and conditions of the plan. I/we agree to inform CIBC Mellon if the above information changes. I/we understand that by signing below, CIBC Mellon may confirm our identity by verifying my/our personal information with a third party vendor. I/we have attached a personal cheque as per the instructions on the back of this form. Please note the important information about payment methods and privacy on the back of this form. SIGNATURE OF ACCOUNT HOLDER SIGNATURE OF 2ndACCOUNT HOLDER SIGNATURE OF PARENT OR LEGAL GUARDIAN DATE (DD/MM/YYYY) Participant declaration final 0715.doc Participant declaration final 0715.doc

Instructions The Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) requires that CIBC Mellon Trust Company collect and record certain information relating to accounts it maintains for individuals or entities under a plan. These requirements apply to participants who want to make optional cash payments to their plan. If you wish to make an optional cash purchase, please remit payment using your personal cheque to CIBC Mellon Trust Company with this form. Cash, bank drafts, money orders and wire transfers will not be accepted. If you have not previously completed and submitted a Participant Declaration or the information in it has changed, you must complete this form. This form must be signed by all account holders listed (or their parent or guardian if applicable). Without a valid Participant Declaration, CIBC Mellon cannot process further optional cash payments and will return your contribution. This form ONLY applies for the plan sponsor noted. Account Information CIBC Mellon must validate the identity of account holders and/or their representatives. The only viable way to do that is to confirm the account holders information with a third party vendor AND by obtaining a personal cheque payable to CIBC Mellon drawn on a Canadian financial institution (or a foreign bank authorized in Canada under The Bank Act (Canada)) from all account holders or, if they are minors, their parent(s) or legal guardian(s). o If the account is in more than one name, each account holder must provide their NAME, ADDRESS, DATE OF BIRTH and PRINCIPAL BUSINESS OR OCCUPATION. Each individual must also provide a personal cheque unless both the plan and bank accounts are joint accounts in the same names. Each account holder must also sign this form. This form provides for two account holders. If the plan is in the name of three or more account holders, please photocopy or download another copy of this form to provide information for the additional holders. o If the account is in the name of an individual aged 12 years and over, the account holder must provide his or her NAME, ADDRESS, DATE OF BIRTH and PRINCIPAL BUSINESS OR OCCUPATION. The account holder must also provide a personal cheque and sign and date the form. o If the account is in the name of an individual who is a minor (under 12 years of age) the NAME, ADDRESS, DATE OF BIRTH and PRINCIPAL BUSINESS OR OCCUPATION must be provided for both the account holder and for the parent or legal guardian. Under account holder’s PRINCIPAL BUSINESS OR OCCUPATION indicate “minor child” or “student”. The parent or legal guardian must also provide a personal cheque drawn on his/her own account, and sign and date the form. Additional Information for Questions o Question 1: If the account holder holds or has held one of the listed positions, the following must be provided (i) position held; (ii) country position held in or on behalf of; (iii) source of funds to be deposited (e.g. from savings, sale of house, etc.); (iv) length of time position held; and (v) relationship to account holder. Question 1 is mandatory for all applications where the account holder is an individual (i.e. natural person). o Question 2(a): If the account is in the name of a corporation, partnership, trust or other entity, all individuals authorized by the corporation, partnership, trust or other entity to have signing authority over the account and give instructions with respect of the account must provide their NAME, ADDRESS and DATE OF BIRTH. Each authorized individual (up to a maximum of three) must provide a personal cheque payable to CIBC Mellon Trust Company for one dollar and their information will be confirmed with a third party vendor. Please note that the dollar is non-refundable. Each authorized individual must also sign the form. This form provides for two authorized officers. If there are more than two, please photocopy or download another copy of this form to provide for the additional authorized officers. A corporation must provide (i) description of its principal business; (ii) a copy of corporate authority to operate the account (e.g. excerpts from articles, by-laws or board resolutions); (iii) either a certificate of corporate status or any other record that confirms its existence; and (iv) list of its directors which includes their full name and occupation. A partnership, trust or other entity must provide (i) description of its principal business; (ii) a copy of their partnership agreement, articles of association or other document that confirms the entity’s existence; and (iii) list of its partners which includes their full name and occupation. A corporation, partnership, trust or other entity must also provide a certificate of incumbency with specimen signatures for authorized individuals. If the account holder is a corporation, partnership, trust or other entity, they must also respond to parts (b) and (c) of this question. Question 2 is mandatory for all applications where the account holder is not an individual (e.g. companies, trusts, partnerships, etc.). o Question 3: A third party is an individual or entity other than the account holder or those authorized to give instructions for the account, who directs what happens with the account. A third party may include a spouse, relative, etc. Question 3 is mandatory for all applications. Privacy Notice: In the course of providing trustee or other services to you and to our corporate clients, CIBC Mellon or its agents may collect personal information which includes name, address, telephone number and other contact information, occupation, social insurance number or other tax identification number, financial information concerning investments of the individual and other information. CIBC Mellon and its agents will collect, use and disclose personal information (including the personal information you have given us on this form) to process your request, to administer your account including without limitation, to confirm your identity as set out on this form and for other lawful purposes relating to our services – our Privacy Statement tells you more about this, and about our privacy commitment. All personal information is collected, used and disclosed by us in accordance with our Privacy Statement. It is available on our website at http://www.cibcmellon.com, or by writing us at: CIBC Mellon Privacy Officer, P.O. Box 1, 320 Bay Street, Toronto, Ontario M5H 4A6. Your signature on this form is your consent to the above. Please return completed form to: (Additional copies of the form are available on our website at www.cibcmellon.com/investor) CIBC Mellon Trust Company Dividend Reinvestment P.O. Box 7010 Adelaide Street Postal Station Toronto, ON, M5C 2W9 If you have any questions please call our AnswerLine at: 416-643-5500 OR 1-800-387-0825 or https://www.cibcmellon.com/investorinquiry CIBC Mellon is a licensed user of the BNY Mellon and CIBC trademarks.